                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------




                    ALLEN TELECOM REPORTS SECOND QUARTER 2002
                    -----------------------------------------


                  - SECOND QUARTER SALES REACH $91.9 MILLION -
        - EARNINGS, EXCLUDING A RESTRUCTURING CHARGE, $(.02) PER SHARE -
                  - COMPANY GENERATED $24.5 MILLION IN CASH -


         BEACHWOOD, OHIO, July 31, 2002 - Allen Telecom Inc. (ALN: NYSE) reported today that earnings per common share for the second quarter ended June 30, 2002 were a loss of $0.04 per common share in accordance with generally accepted accounting principles (GAAP). Excluding a restructuring charge of $0.02 per common share in the second quarter for severance costs related to continued headcount reductions at several operating divisions, earnings per common share for the second quarter would have been a loss of $0.02 per common share. Analysts' consensus estimates for the second quarter of 2002 were a loss of $0.03 per common share. The second quarter loss, excluding restructuring costs, compared to a loss of $0.02 per common share for the first quarter of 2002 and earnings of $0.03 per common share in the second quarter of 2001.

         Results per common share for the six-month period ended June 30, 2002, excluding the restructuring charge of $0.02 per share in the second quarter, were a loss of $0.04 as compared to earnings per common share of $0.12 for the six-month period ended June 30, 2001.

         Sales for the second quarter of 2002 were $91.9 million as compared to $89.9 million in sales for the first quarter of 2002 and $105.1 million in sales for the second quarter of 2001. Total sales improved 2.2% in the second quarter of 2002 over first quarter sales, despite the anticipated temporary reduction in geolocation system sales in the second quarter, as a result of the improved sales in all other equipment product lines. Sales for the six-month period ended June 30, 2002 were $181.7 million, down 14.9%, as compared to sales of $213.6 million in the six-month period ended June 30, 2001.

         Backlog increased by more than 20% to $118.2 million as of June 30, 2002 from $95.7 million at March 31, 2002, due in part to a previously announced large order for geolocation products. Backlog in two other product lines, Base Station Subsystems and Components and Base Station and Mobile Antennas, also increased significantly at June 30, 2002 as compared to March 31, 2002. These increases were partially offset by reduced backlog in the Repeaters and In-Building Coverage product line.

         Allen Telecom generated cash of approximately $24.5 million during the second quarter as a result of continuing controls on spending implemented throughout the Company and a strong focus on reducing working capital. As a result of this cash generation, the Company continued to strengthen its balance sheet, increasing its cash balance and reducing long-term debt.

         The Company has also completed its initial evaluation of goodwill as of January 1, 2002 as required under the new accounting rule, Statement of Financial Accounting Standards No. 142. As a result of this analysis, and pending completion of the final analysis prior to the end of 2002, the Company may have a non-cash goodwill impairment charge related to its Decibel Products reporting unit estimated to be in the range of $0 - $5 million to be booked in the second half of 2002. This charge does not effect the Company's operations and has no impact on current or future cash flows.

         Robert G. Paul, President and Chief Executive Officer of Allen Telecom Inc., stated: "During 2002, we have focused our efforts on strengthening our balance sheet, technology advancements and new product introductions. Over the past six months Allen Telecom raised and generated approximately $71.8 million in cash, including net proceeds of $46.8 million from our convertible preferred stock offering in the first quarter and cash generation of $24.5 million during the second quarter of 2002. We used the cash generated in the second quarter to eliminate all of the Company's revolving credit debt as of the end of the quarter and to increase our cash balances from $14.2 million to $22.4 million. The improvement in the value of the Euro currency, as compared to the U.S. Dollar, had a major impact on the equity portion of our balance sheet, a less significant impact on other portions of our financial statements and no effect on reported earnings per share. The strengthening of the Euro against the U.S. Dollar also masked some of the continuing reductions in receivables and inventory levels, which in constant currency were reduced by $10.3 million during the quarter.

         "We believe that the Company's actions, during the wireless telecommunications industry's six quarters of announced capital spending reductions and delays, places us in a position to benefit significantly from any improvement in this marketplace. Given the strength of our Geolocation business, we are well positioned to show improved second half performance even if there is little or no improvement in the underlying telecom industry. We expect our Geolocation business to grow significantly during the third and fourth quarters of 2002 given the strong backlog and the recent actions by the Federal Communications Commission to ensure implementation of E 911 initiatives.

         "We have also lowered our costs and expenses and will continue to do so where appropriate to insure that Allen Telecom will benefit when the current market for telecommunications improves. During the second quarter we incurred $1.0 million in severance and other restructuring costs, while instituting cost reductions at an approximate $6.0 - $7.5 million annual rate. Cost reductions of approximately $5.0 - $6.0 million were implemented in the previous two quarters.

         "Looking forward, we expect the third and fourth quarters to reflect increased sales levels as compared to the second quarter. This growth will be predominantly driven by increases in Geolocation product sales, as certain carriers increase their deployment of E 911 systems, together with increases in sales of Base Station Subsystems and Components products and more modest growth in sales of Base Station and Mobile Antenna products. The Company continues to review its cost structure and may identify and incur additional restructuring costs as the balance of the year unfolds. Other than any such restructuring charge, the Company expects to return to profitability in the third and fourth quarters. Our current expectation would be for sales growth of 10 - 15% in the third quarter with resulting earnings per share of $0.01 - $0.03. We expect fourth quarter 2002 results to be somewhat stronger than third quarter."

         Allen Telecom Inc. (http://www.allentele.com) is a leading supplier of wireless equipment to the global telecommunications infrastructure market. FOREM supplies sophisticated filters, duplexers, combiners, amplifiers and microwave radios to an array of OEM customers. MIKOM focuses on providing repeaters, in-building systems and other products that enhance both the coverage and the capacity of a wireless system. Tekmar Sistemi provides integrated low power fiber optic and cable distributed antenna systems for indoor coverage systems. Decibel Products and Antenna Specialists manufacture land based and mobile antennas in frequency bands that cover all of the traditional wireless networks. Grayson Wireless supplies measurement and signal processing systems for testing the performance of a wireless network, network-based wireless caller geolocation systems for E 911 and value added services. Comsearch offers program management, network planning, engineering, development and installation of wireless networks worldwide.

         Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future performance and financial results are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company, include, among others, the cost incurred, savings realized and timing of the integration of acquisitions; the cost, success and timetable for new product development including, for example, products for 3G, E 911 and power amplification; the health, economic stability and relative currency valuations in world and national markets; the cost and outcome of litigation, including, for example, a lawsuit filed by a competitor in the E 911 geolocation business claiming infringement by the Company of intellectual property rights; the cost and availability of capital and financing to the Company and its customers; the uncertain timing and level of purchases by the limited number of the Company's customers of both current products and services, and those under development; the effective realization of inventory, receivables and other working capital assets to cash; the impact of competitive products and pricing in the Company's markets; the ability of the company to generate future U.S. profits or to implement other tax planning strategies needed to utilize the Company's tax loss carry forwards; the impact of U.S. and foreign government legislative/regulatory actions, including, for example, the scope and timing of E 911 geolocation requirements in the U.S. markets and spectrum availability and licensing for new wireless applications; the impact of future business conditions on the Company's ability to meet terms and conditions of the Company's borrowing agreements; the cost, timing and availability of personnel, facilities, materials and vendors required for the Company's current and future products; and whether and when backlog will be converted to customer sales. Allen Telecom Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q may contain additional factors.

For further information contact:      Dianne B. McCormick
                                      Director, Investor Relations
                                      (216) 765-5855 (phone)
                                      (216) 765-0375 (fax)
                                      Dianne_McCormick@allentele.com

                               ALLEN TELECOM INC.
                               ------------------
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)

                                                          Three Months Ended           Six Months Ended
                                                               June 30,                    June 30,
                                                     ------------------------      ------------------------
                                                        2002           2001           2002           2001
                                                        ----           ----           ----           ----
SALES                                                $  91,850      $ 105,094      $ 181,719      $ 213,637

Cost of sales                                          (69,803)       (77,983)      (138,505)      (156,622)
                                                     ---------      ---------      ---------      ---------

Gross profit                                            22,047         27,111         43,214         57,015

Operating expenses:
   Selling, general and administrative
     expenses                                          (14,819)       (13,988)       (27,973)       (28,353)

   Research and development and product
     engineering costs                                  (6,483)        (7,170)       (13,092)       (14,070)

   Amortization of goodwill (Note 1)                         -         (1,987)             -         (3,967)
                                                     ---------      ---------      ---------      ---------

Operating income                                           745          3,966          2,149         10,625

Net interest expense                                    (1,773)        (2,510)        (4,139)        (5,105)
                                                     ---------      ---------      ---------      ---------

(Loss) income before taxes and minority interest        (1,028)         1,456         (1,990)         5,520

Benefit (provision) for income taxes                       357           (565)           697         (2,150)
                                                     ---------      ---------      ---------      ---------

(Loss) income before minority interest                    (671)           891         (1,293)         3,370

Minority interest                                            9            (45)           (11)           (87)
                                                     ---------      ---------      ---------      ---------

NET (LOSS) INCOME                                         (662)           846         (1,304)         3,283

Dividends on Preferred Stock                              (603)             -           (603)             -
                                                     ---------      ---------      ---------      ---------

NET (LOSS) INCOME APPLICABLE TO
     COMMON SHAREHOLDERS                             $  (1,265)     $     846      $  (1,907)     $   3,283
                                                     =========      =========      =========      =========

NET (LOSS) INCOME PER COMMON SHARE,
basic and diluted                                    $    (.04)     $     .03      $    (.06)     $     .12
                                                     =========      =========      =========      =========

Weighted average common shares outstanding:
   Basic                                                30,390         27,980         30,370         27,950
   Assumed exercise of stock options                         -            240              -            330
                                                     ---------      ---------      ---------      ---------
   Diluted                                              30,390         28,220         30,370         28,280
                                                     =========      =========      =========      =========

Note 1: Effective January 1, 2002, the Company implemented the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." This Statement changed the accounting for goodwill from an amortization method to an impairment only approach; accordingly, the company ceased amortizing goodwill beginning in 2002. This change improved the reported Net (Loss) Income Per Common Share by approximately $.07 and $.14 per common share (basic and diluted) for the three and six months ended June 30, 2002, respectively.

         The following supplemental information is presented, on a proforma basis, for the consolidated results of operations for 2001, as compared with 2002, adjusted to exclude amortization of goodwill in the 2001 periods (amounts in thousands):

                                                                   Three Months Ended            Six Months Ended
                                                                        June 30,                     June 30,
         ---------------------------------------------------------------------------------------------------------------
                                                                   2002          2001          2002           2001
         ---------------------------------------------------------------------------------------------------------------
         Reported net (loss) income                               $  (662)       $  846      $ (1,304)      $  3,283
         Add back goodwill amortization
            (net of related income taxes)                               -         1,982             -          3,957
                                                               ---------------------------------------------------------
         Proforma net (loss) income                               $  (662)     $  2,828      $ (1,304)      $  7,240
                                                               ---------------------------------------------------------

         Reported net (loss) income per common share
            (basic and diluted)                                     $(.04)         $.03         $(.06)          $.12
         Effect of goodwill amortization                                -           .07             -            .14
                                                               ---------------------------------------------------------
         Proforma net (loss) income per common share                $(.04)         $.10         $(.06)          $.26
         ---------------------------------------------------------------------------------------------------------------

         In the second quarter of 2002, the Company completed its initial evaluation of goodwill pursuant to the impairment requirements of the aforementioned Statement No. 142. As a result of this evaluation, the Company has determined that there may be an impairment with respect to $32,663,000 of goodwill related to the Decibel Products portion of its base station and mobile antennas product line. The Company will complete the valuation necessary to determine the actual amount of impairment loss, if any, in the second half of 2002; however, based on its current information the Company estimates that such loss could range between zero and $5,000,000. Impairment charges, if any, from this initial evaluation would be reported as a "Cumulative Effect of an Accounting Change" in the Company's consolidated statement of operations.

Note 2: Segment information for the Company is as follows (amounts in thousands):

                                                                   Three Months Ended            Six Months Ended
                                                                        June 30,                     June 30,
         ---------------------------------------------------------------------------------------------------------------
                                                                   2002          2001          2002           2001
         ---------------------------------------------------------------------------------------------------------------
         Sales to external customers:
            Wireless communications equipment:
              Base station subsystems and components             $  35,664     $  54,610     $  69,388       $114,033
              Repeater and in-building coverage products            26,310        20,635        48,763         43,455
              Base station and mobile antennas                      18,630        23,169        35,256         43,689
              Geolocation products                                   7,703             -        20,193              -
                                                               ---------------------------------------------------------
                 Total wireless communications equipment            88,307        98,414       173,600        201,177
            Wireless engineering and consulting services             3,543         6,680         8,119         12,460
         ---------------------------------------------------------------------------------------------------------------
                 Total sales                                     $  91,850      $105,094      $181,719       $213,637
         ---------------------------------------------------------------------------------------------------------------
         Results of  operations:
            Wireless communications equipment                   $    3,477    $    6,533    $    6,766      $  16,795
            Wireless engineering and consulting services            (1,134)        1,336        (1,151)         1,494
                                                               ---------------------------------------------------------
                                                                     2,343         7,869         5,615         18,289
         Goodwill amortization                                           -        (1,987)            -         (3,967)
         General corporate expenses                                 (1,598)       (1,916)       (3,466)        (3,697)
         ---------------------------------------------------------------------------------------------------------------
         Operating income                                      $       745    $    3,966    $    2,149      $  10,625
         ---------------------------------------------------------------------------------------------------------------

                               ALLEN TELECOM INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)



                                                      JUNE 30,   DECEMBER 31,
                                                        2002         2001
                                                    ------------ ------------
                                                     (Unaudited)

ASSETS
Cash and equivalents                                  $ 22,351     $ 16,368
Receivables                                             92,569       92,291
Inventories                                            118,068      124,026
Other current assets                                    20,185       25,245
                                                      --------     --------
     Total current assets                              253,173      257,930

Fixed assets                                            39,990       41,290
Goodwill                                               141,367      140,995
Other                                                   76,222       71,741
                                                      --------     --------
     TOTAL ASSETS                                     $510,752     $511,956
                                                      ========     ========

LIABILITIES
Notes payable and current maturities of long-term
    obligations                                       $ 12,645     $ 12,318
Accounts payable                                        44,804       40,355
Accrued expenses                                        27,548       27,827
Income taxes                                            15,805       14,633
                                                      --------     --------
     Total current liabilities                         100,802       95,133

Long-term debt                                          74,339      140,530
Other liabilities                                       16,946       17,936
                                                      --------     --------
     TOTAL LIABILITIES                                 192,087      253,599

REDEEMABLE CONVERTIBLE PREFERRED STOCK                  50,000            -

STOCKHOLDERS' EQUITY                                   268,665      258,357
                                                      --------     --------
TOTAL LIABILITIES AND  STOCKHOLDERS' EQUITY           $510,752     $511,956
                                                      ========     ========